                                                                    EXHIBIT 10.L

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934,AS AMENDED

                NORAC AGREEMENT FOR MANUFACTURE AND SALE OF THC

     This AGREEMENT FOR MANUFACTURE AND SALE OF THC (this "Agreement") is made as of January 1, 1995, by and between THE NORAC COMPANY, INC., a New Jersey corporation ("NORAC"), and UNIMED PHARMACEUTICALS, INC., a Delaware corporation ("UNIMED"), with reference to the following facts:

     WHEREAS, pursuant to an Agreement for Manufacture and Sale of THC dated September 9, 1992 (the "Prior Contract"), UNIMED contracted with NORAC for the manufacture by NORAC of D-9-tetrahydrocannabinol (the "product" or "THC") to UNIMED'S specifications from the starting raw materials of olivetol and paramenthadienol, and the sale of the completed product to UNIMED; and

     WHEREAS, the Prior Contract has been completed; and

     WHEREAS, NORAC and UNIMED wish to enter into a new contract for NORAC to manufacture the product and sell it to UNIMED;

     NOW, THEREFORE, in consideration of the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. MANUFACTURE AND SALE OF PRODUCT. During the term of this Agreement, NORAC agrees to manufacture and sell THC to UNIMED only, and UNIMED agrees to purchase THC from NORAC only, all on the terms and subject to the conditions of this Agreement. The term of this Agreement shall commence as of January 1, 1995 and terminate on December 31, 1999; provided, however, that this Agreement shall be automatically renewed for additional one-year periods unless either party has given the other party hereto at least one year's prior written notice of its intention not to renew this Agreement.

           1.1 1995 AND 1996 QUANTITIES AND PRICE. UNIMED ordered from NORAC a target quantity of XXXXXXXXXXXX of product with an estimated delivery date of December 31, 1995. Such order was delivered. UNIMED also ordered from NORAC a target quantity of XXXXXXXXXXXX with an estimated delivery date of December 31, 1996, at the following purchase prices per kilogram of product:

            QUANTITY                PRICE PER KG.
           OF PRODUCT               FOR 1996 ORDER
           ----------               --------------
        First XXXXXX/yr.               $XXXXXX
        Next XXXXXX/yr.                $XXXXXX
        After XXXXXX/yr.               $XXXXXX

           UNIMED's orders are firm and may not be cancelled unless this Agreement is otherwise terminated in accordance with the terms hereof.

           1.2 QUANTITIES AND PRICES AFTER 1996. In the event that UNIMED fails to place an order for any of the remaining calendar years hereunder of the initial term (i.e., 1997, 1998 and 1999), or any extension thereof, for at least XXXXXXXXXXXX of product, UNIMED shall pay to NORAC an amount equal to the difference between XXXXXXXXXXXXXXXXX made by NORAC on product sold to UNIMED during the preceding calendar year). In such event, NORAC shall inform UNIMED of the shortfall, and UNIMED shall pay such amount to NORAC not later than December 31 of such year. Notwithstanding the foregoing sentence, UNIMED shall not be obligated to reimburse NORAC for any shortfall below XXXXXXXXXXXX if (i) the shortfall is due to an allotment of the Drug Enforcement Administration (the "DEA") for such lesser amount, and (ii) UNIMED has used its commercially reasonable efforts to assist NORAC and Banner (or such other packaging company engaged by UNIMED) in obtaining a DEA allotment of XXXXXXXXXXXX or more. UNIMED acknowledges and agrees that NORAC's estimated current capacity for manufacture of the product is XXXXXXXXXXXXXX, and that NORAC may be unable to accommodate, and UNIMED shall not place, orders in excess of that capacity or in excess of amounts permitted under applicable laws and regulations (including, but not limited to, DEA regulations and orders). The order for any given year shall be placed with NORAC by July 1 of the preceding year and the estimated delivery date of such order shall be no later than December 31 of the year for which ordered (e.g., the order for 1997 shall be placed by July 1, 1996 and the estimated delivery date shall be December 31, 1997.) The price for the product shall be the base purchase price set forth in Section 1.1 with the adjustment provided for in Section 1.3.

           1.3 XXXXXXXXXXXXXXXXXXXXX

           1.4 PAYMENT OF PURCHASE PRICE FOR PRODUCT; REQUEST FOR RETAINS; ABANDONMENT OF BATCH.

                 1.4.1 PAYMENT. UNIMED will pay to NORAC the purchase price for each batch of the product, as such purchase price is specified in or determined pursuant to Section 1, XXXXXXXXXX, such installments to be payable upon the occurrence of the following milestones for such batch:


                NO.       MILESTONE
                ---       ---------
                 1      XXXXXXXXXXXX
                 2      XXXXXXXXXXXX
                 3      XXXXXXXXXXXX
                 4      XXXXXXXXXXXX
                 5      XXXXXXXXXXXX
                 6      XXXXXXXXXXXX (see
                        Section 1.5)

                 Upon the occurrence of each of milestones 1 through 5, NORAC shall notify UNIMED of the occurrence thereof and, except for the installment of the purchase price with respect to XXXXXXXXXXX which shall be due and payable pursuant to Section 1.4.2, the installment of the purchase price with respect to such milestone shall be due and payable within ten (10) days thereafter. The XXXXXXXXXXXXXXXXX of the purchase price shall be due and payable as provided in Section 1.5. The XXXXXXXXXXXXXXXXX shall be adjusted to reflect any difference between the installment payments made under this Section and the purchase price for such product.

                 1.4.2  REQUEST FOR RETAIN OF PRODUCT.  UNIMED may, within ten
            (10) days following NORAC's notification of the occurrence of milestone 3 described in Section 1.4.1 for each batch of the product, request delivery of one Retain of the product (as defined below) for UNIMED's analysis and approval (which approval shall not be unreasonably withheld), provided that UNIMED or a laboratory designated by UNIMED ("Licensed Laboratory") has all licenses and approvals required by applicable laws and regulatory authorities to accept delivery and analyze the product. ("Retain" for purposes of this Agreement shall mean a representative sample of any given batch of the product.) NORAC shall deliver a Retain of the product to UNIMED or the Licensed Laboratory designated by UNIMED within twenty (20) days following the date NORAC is notified of UNIMED's request for such Retain pursuant to this Section. If UNIMED elects to analyze the product, UNIMED shall notify NORAC of its approval within twenty-one (21) days following the receipt by UNIMED or the Licensed Laboratory designated by UNIMED of the Retain; alternatively, UNIMED shall notify NORAC within such twenty-one
            (21) day period of its reasons for not approving the Retain. In the event that UNIMED approves of the Retain, UNIMED shall deliver to NORAC the payment of the installment of the purchase price for the product with respect to milestone 3 prior to the expiration of the twenty-one (21) day approval period specified herein. In the event that UNIMED disapproves of the Retain and NORAC agrees with the reasons for such disapproval, NORAC may, at its option, either
            (i) correct the deficiencies in the unfinished product identified by UNIMED, notify UNIMED of such correction and send a new Retain of the unfinished product to UNIMED or the Licensed Laboratory designated by UNIMED for analysis and approval by UNIMED in accordance with this Section (i.e., a new twenty-one (21) day approval period shall apply), or (ii) abandon the product pursuant to Section 1.4.3, in which case the provisions of Section 1.4.3 shall apply. In the event that UNIMED disapproves of the Retain and NORAC disagrees with the reasons for such disapproval, the dispute shall be resolved by an independent testing organization of recognized repute within the U.S. pharmaceutical industry agreed upon by the parties (which agreement shall not be unreasonably withheld or delayed by either party), provided that such organization has all licenses and approvals required by applicable laws and regulatory authorities to accept delivery and analyze the product. The cost of such determination shall be borne by the party against whom the decision is made.

                 1.4.3 ABANDONMENT OF BATCH. NORAC may abandon the manufacture of any batch of the product at any time prior to the issuance by NORAC's laboratory of a Certificate of Analysis with respect to such batch. In the event of the abandonment of the manufacture of any batch ("Abandoned Batch"), NORAC shall notify UNIMED of such abandonment and, at NORAC's option, (i) commence the manufacture of a new batch ("Replacement Batch"); or
            (ii) return to UNIMED all installments of the purchase price for the Abandoned Batch received prior to the date of abandonment. In the event that NORAC elects to commence the manufacture of a Replacement Batch following the abandonment of an Abandoned Batch,
            (a) all installments of the purchase price previously received by NORAC with respect to the Abandoned Batch shall be credited against the installments of the purchase price payable with respect to the Replacement Batch, and (b) UNIMED shall not be required to pay any installments of the purchase price for the Replacement Batch until the Replacement Batch reaches the same stage in the manufacturing process as the Abandoned Batch had reached at the time of its abandonment at which time UNIMED shall be required to pay any and all additional installments of the purchase price with respect to the Replacement Batch in accordance with Sections 1.4.1 and 1.5. NORAC may use all or any portion of an Abandoned Batch in the manufacture of a Replacement Batch.

           1.5 DELIVERY. Upon the purification and distillation of the product (milestone 6 described in Section 1.4.1) and the issuance of a Certificate of Analysis by NORAC's laboratory, NORAC shall notify UNIMED of same and, if so requested by UNIMED within ten (10) days of such notification, NORAC shall send a Retain of the product to UNIMED or the Licensed Laboratory designated by UNIMED for analysis and approval by UNIMED (which approval shall not be unreasonably withheld), provided that UNIMED or the Licensed Laboratory designated by UNIMED, as the case may be, has all licenses and approvals required by applicable laws and regulatory authorities to accept delivery and analyze the product. If UNIMED elects to analyze the product, UNIMED shall notify NORAC of its approval within twenty-one (21) days following the receipt of the Retain by UNIMED or the Licensed Laboratory designated by UNIMED; alternatively, UNIMED shall notify NORAC within such twenty-one (21) day period of its reasons for not approving the Retain. In the event that UNIMED disapproves of the Retain and NORAC agrees with the reasons for such disapproval, NORAC may, at its option, either (i) correct the deficiencies in the product identified by UNIMED, notify UNIMED of such correction and send a new Retain of the product to UNIMED or the Licensed Laboratory designated by UNIMED for analysis and approval by UNIMED in accordance with this Section (i.e., a new twenty-one (21) day approval period shall apply), or (ii) abandon the product pursuant to Section 1.4.3, in which case the provisions of Section 1.4.3 shall apply. In the event that UNIMED disapproves of the Retain and NORAC disagrees with the reasons for such disapproval, the dispute shall be resolved by an independent testing organization of recognized repute within the U.S. pharmaceutical industry agreed upon by the parties (which agreement shall not be unreasonably withheld or delayed by either party), provided that such organization has all licenses and approvals required by applicable laws and regulatory authorities to accept delivery and analyze the product. The cost of such determination shall be borne by the party against whom the decision is made. The sixth installment of the purchase price for such batch shall be due and payable concurrently with UNIMED's approval; provided, however, in the event that UNIMED does not have, and UNIMED does not designate, a Licensed Laboratory which has all licenses and approvals required by applicable laws and regulatory authorities to accept delivery and analyze the Retain at the time of NORAC's notification to UNIMED of the issuance of a Certificate of Analysis for a batch of the product by NORAC's laboratory, the sixth installment of the purchase price for such batch of the product shall be due and payable within ten (10) days following such notification. Upon receipt by NORAC of UNIMED's approval and the sixth installment of the purchase price for such batch, the finished product shall be placed in UNIMED's safe at NORAC's plant in Azusa, California (or if already in UNIMED's safe, shall be segregated therein). Title to the product shall pass to UNIMED upon placement or segregation, as the case may be, of the product in UNIMED's safe following approval and payment, which act shall constitute delivery to UNIMED and the date of which shall be herein referred to as the "date of delivery." UNIMED may remove the finished and paid for product from its safe at any time on or after the date of delivery, provided that UNIMED has all licenses and approvals required by applicable laws and regulatory authorities to take possession of the product. Within a reasonable period following notification by NORAC that NORAC's reasonable storage capacity for product has been reached, UNIMED shall remove sufficient delivered product from NORAC's premises to allow NORAC to continue production and delivery of the product. Within thirty
      (30) days following the termination of this Agreement, UNIMED shall remove all delivered product from NORAC's premises.

     2. COMMERCIALLY REASONABLE EFFORTS BY NORAC; DELAYS IN DELIVERY. The parties acknowledge and agree that the manufacture of THC is a complicated process and that unexpected problems can arise during its production. Such problems can include, but are not limited to, total or partial failure of batches, shortages in batches, inability to manufacture or deliver the product or delays in such manufacture or delivery (whether caused by inability or delay in obtaining approvals from the DEA or other regulatory agencies or caused by other factors), and the inability to obtain raw materials. NORAC will use commercially reasonable efforts in meeting agreed production and delivery schedules for the product as provided in this Agreement and in all construction and manufacturing activities under this Agreement. NORAC will not be liable for any damages of any nature or character whatsoever (including, but not limited to any increased cost of obtaining replacement product, lost profits, and incidental and consequential damages) suffered by UNIMED by reason of the failure of NORAC to manufacture and deliver the product in the amounts and at the times agreed upon by the parties; provided, however, that the sole and exclusive remedies of UNIMED shall be as provided in Section 7.3 hereof and the remaining sentences of this Section 2, to the extent that each is applicable. In the event that at least two-thirds (2/3) of the full amount of product ordered by UNIMED is not delivered within ninety (90) days (or such longer period as UNIMED approves in writing) after the delivery date specified for such order, there shall be refunded to UNIMED, as its sole remedy, all installment payments made for product not delivered. NORAC will keep UNIMED informed of any potential delays in delivery and the parties agree to discuss possible mutually agreeable solutions to any such problems. UNIMED may, at its option, elect to extend any delivery period in writing. If such failure to deliver at least two-thirds (2/3) of the full amount of product is due to NORAC's material breach of its obligation to make a commercially reasonable effort to produce and deliver the product (subject to Section 10.5), the sole remedy (in addition to a refund on installment payments for THC not delivered and the remedy provided by Section 7.3 below) which UNIMED shall have, in law or in equity, is that UNIMED, at its option, may terminate this Agreement by notification to NORAC within thirty (30) days after such ninety (90) day period.

     3.    OBLIGATIONS OF NORAC.

           3.1 SAMPLES AND BATCH RECORDS. During the term hereof, NORAC shall prepare and maintain batch records and a file sample, properly stored, from each batch of product manufactured. Upon termination of this Agreement, NORAC shall offer such file samples to UNIMED, provided that NORAC shall thereafter have access to same if required for regulatory or other purposes required by law.

           3.2 VISITS BY UNIMED. Subject to Section 10.16, NORAC shall permit UNIMED's designated representatives to visit NORAC's facility at which the product is manufactured from time to time for the purpose of determining compliance with this Agreement, provided such inspections shall occur after reasonable notice during regular business hours and each visitor shall comply with NORAC's security procedures.

           3.3 CHANGES BY NORAC. During the term hereof, NORAC may make material modifications to the manufacturing equipment, or to the portion of its manufacturing facility at which the product is manufactured, only after providing written notice to UNIMED, and then only if such modifications are in compliance with regulations and orders of the U.S. Food and Drug Administration ("FDA"). NORAC may, without further investigation, conclusively rely on any written notice by UNIMED that any such modifications are in compliance with FDA regulations and orders, which notification by UNIMED shall not be unreasonably withheld or delayed by UNIMED.

           3.4 INSPECTIONS BY GOVERNMENT AGENCIES. NORAC shall promptly notify UNIMED of any inspections by federal, state or local regulatory representatives of the parties of its manufacturing facility at which the product is manufactured and the results of any such inspections, including actions taken by NORAC to remedy conditions cited in such inspections.

           3.5 PERMITS. NORAC shall obtain and maintain all licenses, permits and registrations necessary for NORAC to manufacture and supply the product hereunder, provided that there can be no assurances that DEA allotments will remain available in any specific amount that may be desired by Unimed; further provided, that NORAC agrees to use its commercially reasonable efforts to obtain such allotment in the amount requested by UNIMED from time to time and that UNIMED agrees to use its commercially reasonable efforts to assist NORAC and Banner (or such other packaging company engaged by UNIMED) in obtaining such allotment in the amount requested by UNIMED from time to time.

           3.6 ACCESS TO RECORDS. During the term hereof and for such longer period as may be required by law, NORAC shall maintain, and (subject to Section 10.16) shall grant UNIMED reasonable access to, all books and records (including, but not limited to, batch records) related to the manufacture of the product as may be necessary to determine compliance with this Agreement or for such other purpose as may be required by law.

     4. NORAC'S COVENANTS AND WARRANTIES. NORAC hereby covenants, represents and warrants that:

           4.1 COMPLIANCE WITH NDA. All product manufactured for UNIMED pursuant to this Agreement shall, upon delivery to UNIMED, meet all pertinent specifications in New Drug Application No. 18-651 (together with all amendments and supplements thereto, if any) (the "NDA"), copies of which specifications have been provided by UNIMED to NORAC, and any other specifications for the product mutually agreed upon in writing by NORAC and UNIMED.

           4.2 COMPLIANCE WITH LAWS. NORAC will store all raw materials and will manufacture and store the product in compliance with all then applicable laws, rules, orders and regulations, including all then current Good Manufacturing Practices of the FDA.

           4.3 COMPLIANCE WITH THE ACT. As of the time of delivery of the product to UNIMED, such shipment will not be, in whole or in part, (i) adulterated within the meaning of the federal Food, Drug and Cosmetic Act (the "Act"), or any applicable state law with a substantially similar definition of adulteration; or (ii) an article which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce.

           4.4 TITLE TO THE PRODUCT. NORAC will have good title to all product sold hereunder, which title shall pass to UNIMED as provided herein free and clear of any lien or other conflicting interest of any kind of any person claiming through NORAC.

           4.5 NO OTHER WARRANTIES.  Except as expressly set forth in this
      Section 4, NO OTHER WARRANTY IS EXPRESS OR IMPLIED. NORAC SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The provisions of Sections 4.1, 4.2 and 4.3 shall expire, and have no further force and effect, with any respect to any particular batch of product upon the delivery thereof to UNIMED.

     5. UNIMED COVENANTS AND WARRANTIES. UNIMED hereby covenants, represents and warrants that:

           5.1 PERMITS. UNIMED will use commercially reasonable efforts to maintain the NDA in effect.

           5.2 FDA. UNIMED shall promptly notify NORAC of any additions to or changes in FDA or other laws, rules, orders or regulations or to the NDA which would affect the manufacture or storage of the product.

           5.3 NO INFRINGEMENT. The product, when manufactured in accordance with the specifications set forth in the NDA, does not infringe the patent or other rights of any third person.

     6. USE OF EQUIPMENT; CONSTRUCTION.

           6.1 UNIMED EQUIPMENT. UNIMED has previously provided certain equipment to NORAC for use by NORAC at its plant in Azusa, California in connection with the manufacture of the product. UNIMED agrees that NORAC may continue to use such equipment, together with all equipment subsequently added pursuant to this Section 6 (collectively, the "UNIMED Equipment"), without rent or other charge, throughout the duration of this Agreement exclusively for the manufacture and sale of the product to UNIMED. Upon termination of this Agreement, all of the UNIMED Equipment shall, subject to Section 6.4 hereof, be returned to UNIMED at UNIMED's expense.

           6.2 FURTHER WORK. All costs, including but not limited to labor, supplies, equipment and building permits, incurred in connection with the acquisition of further equipment, construction projects and other work, all of which must be expressly approved in advance in writing by UNIMED, shall be paid by UNIMED. Details of costs shall be provided to UNIMED upon request.

           6.3   COSTS OF CONSTRUCTION.  Costs of work undertaken pursuant to
      Section 6.2 shall include, but not be limited to, the following:

                 6.3.1 LABOR. All construction labor, other than normal maintenance, shall be reimbursed by UNIMED at three (3) times the direct hourly wage of each employee involved.

                 6.3.2 CONTRACTORS. All outside contractors engaged by NORAC to assist in construction or other work shall be reimbursed by UNIMED at cost plus ten percent (10%).

                 6.3.3 MATERIALS AND EQUIPMENT. NORAC shall be reimbursed by UNIMED for all materials and equipment purchased by NORAC for work requested or approved by UNIMED, at the identified cost therefor, plus ten percent (10%) to cover the cost of miscellaneous supplies and materials.

           6.4 NORAC'S RIGHT OF FIRST REFUSAL. In the event that during the term of this Agreement UNIMED desires to sell or otherwise transfer all or any part of the UNIMED Equipment, UNIMED shall first offer in writing to sell such equipment to NORAC at the same price and on the same terms as offered by a bona fide purchaser offering to purchase such equipment (the "Offer"). Such notice to NORAC shall be accompanied by a copy of the Offer. NORAC shall have ten (10) days following the date of such notice to elect to exercise its right of first refusal by so notifying UNIMED in writing and by payment for such equipment at the price and on the terms specified in the Offer within thirty (30) days after the expiration of such ten (10) day period. If NORAC shall fail to so notify UNIMED within the said ten (10) day period, it shall be deemed to have rejected said offer. In that event, UNIMED may sell or transfer such equipment to said bona fide purchaser provided that such equipment is sold at a price at least equal to the price stated in the Offer and in accordance with the other terms stated therein, and the provisions of this Section 6.5 shall not thereafter apply to any subsequent sales or other transfers of such equipment. If, however, no such sale or transfer is consummated within one hundred twenty (120) days from the date of the original Offer, the foregoing requirement that the UNIMED first offer to sell such equipment to NORAC shall again apply.

      7.   DEFAULT.

           7.1 EVENT OF DEFAULT. It shall constitute an event of default by a party under this Agreement if such party is in material breach of its duties and obligations under this Agreement (including, but not limited, to any failure to pay money when due) and fails to cure the same within thirty (30) days after written notice thereof is given by the other party.

           7.2 TERMINATION. Upon the occurrence hereunder of any event of default by a party hereto, (which event of default has not been cured within the thirty (30) day period described in Section 7.1), the other party may, upon notice to the defaulting party, and in addition to all other rights and remedies available to it under this Agreement or at law or in equity (except as otherwise expressly provided in this Agreement), terminate this Agreement within a reasonable time after the occurrence of such event of default.

           7.3 TRANSFER OF TECHNOLOGY.

               7.3.1 WRONGFUL TERMINATION OR FAILURE TO USE COMMERCIALLY REASONABLE EFFORTS. In the event that NORAC either (i) terminates this Agreement other than in accordance with any of the provisions of this Agreement, or (ii) materially breaches its obligation to make a commercially reasonable effort to produce and deliver the product pursuant to this Agreement, then NORAC shall immediately grant to UNIMED a perpetual, royalty free license to all manufacturing know-how and technology used by NORAC to manufacture THC. The foregoing license (i) shall be exclusive to UNIMED, with the right to grant sublicenses, with respect to the use of such know-how and technology to manufacture THC, and (ii) shall permit UNIMED and its sublicensees to use such know-how and technology only to manufacture THC and for no other purpose. NORAC shall retain all rights to use such know-how and technology (including the right to grant sublicenses) for the manufacture of products other than THC.

               7.3.2 OTHER TERMINATION. In the event of any termination of this Agreement that occurs other than as described in clauses
           (i) or (ii) of Section 7.3.1 above, and other than by reason of a breach of this Agreement by UNIMED, the parties agree to discuss a grant by NORAC to UNIMED of a license to use all of its manufacturing know-how and technology used by NORAC to manufacture the product for UNIMED, for such consideration as the parties may mutually agree.

      8.   INSURANCE.

           8.1 PROPERTY AND CASUALTY INSURANCE. UNIMED shall provide property insurance coverage for UNIMED'S equipment and finished product at NORAC'S facility in accordance with standard practice in the industry. UNIMED and NORAC shall be shown as loss payees thereunder as their interests may appear. NORAC shall provide adequate property insurance for the replacement cost of NORAC'S plant and equipment, to the extent utilized in the production of the product. NORAC shall be reimbursed, in accordance with Section 6.2 and other provisions of this Agreement, for any out-of-pocket or labor costs it incurs in rebuilding, repairing or replacing UNIMED's equipment or property used in the production of the product.

           8.2 LIABILITY INSURANCE OF UNIMED. UNIMED shall procure and maintain in effect at all times during and after the term of this Agreement, at UNIMED's sole cost and expense, a commercial general liability policy of insurance in the minimum amount of $1,000,000, combined single limit, and a products liability policy of insurance in the minimum amount of $3,000,000, combined singly limit, insuring against personal injury and property damage caused by storage after delivery, distribution, sale, or use of the product, and contractual liability. Each of such insurance policies shall (i) either be written on a claims made or occurrence basis, at UNIMED's option; (ii) be obtained from an insurer reasonably acceptable to NORAC; (iii) name NORAC as an additional insured; (iv) contain a waiver of subrogation clause; (v) contain a cross-liability endorsement or severability of interest clause in favor of NORAC and UNIMED, including a waiver of any exclusion of liability arising from a claim by one named insured against another named insured;
      (vi) include broad form contractual liability coverage insuring UNIMED's obligation to indemnify NORAC pursuant to Section 9.1; (vii) be reasonably satisfactory to NORAC in form and content; (viii) state that it is primary and not contributing with any other insurance maintained by NORAC; and (ix) require that NORAC be given at least thirty (30) days' prior written notice of the modification, cancellation or expiration thereof. Concurrently with its execution of this Agreement, UNIMED shall deliver to NORAC a certificate of insurance evidencing such insurance policy and a copy of such insurance policy. The provisions of this
      Section 8.2 shall survive the expiration or termination of this Agreement.

           8.3 LIABILITY INSURANCE OF NORAC. NORAC shall procure and maintain in effect at all times during the term of this Agreement and for a period of one (1) year thereafter, at NORAC's sole cost and expense, a commercial general liability policy of insurance in the amount of $1,000,000, combined single limit, insuring against personal injury and property damage caused by the manufacture of the product and storage thereof prior to delivery. NORAC shall not be obligated to approve or maintain products liability insurance coverage. The commercial general liability insurance policy required to be maintained by NORAC hereunder shall (i) be written on a claims made or occurrence based policy, at NORAC's option; (ii) be obtained from an insurer reasonably acceptable to UNIMED; (iii) name UNIMED as an additional insured; (iv) contain a waiver of subrogation clause; (v) contain a cross-liability endorsement or severability of interest clause in favor of UNIMED and NORAC, including a waiver of any exclusion of liability arising from a claim by one named insured against another named insured; (vi) be reasonably satisfactory to UNIMED in form and content;
      (vii) state that it is primary and not contributing with any other insurance maintained by UNIMED; and (vii) require that UNIMED be given at least thirty (30) days' prior written notice of the modification, cancellation or expiration thereof. Concurrently with its execution of this Agreement, NORAC shall deliver to UNIMED a certificate of insurance evidencing such insurance policy and a copy of such insurance policy.

           8.4 WORKERS' COMPENSATION OF NORAC. NORAC shall procure and maintain in effect at all times during the term hereof workers' compensation insurance policy, including employer's liability coverage in accordance with applicable laws.

     9.    INDEMNIFICATION.

           9.1 INDEMNIFICATION BY UNIMED. UNIMED agrees to indemnify and defend NORAC and hold it harmless from and against any and all claims, damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to any suit, action, proceeding, inquiry or investigation or the defense of any claim or for enforcing this indemnification provision) and to pay NORAC on demand the full amount of any expenses, claims, liabilities or other sums which NORAC pays or becomes obligated to pay on account of, arising from or related to the storage after delivery, distribution, sale or use of the product hereunder, including but not limited to breach of warranty, strict liability or product liability claims (except to the extent that NORAC is obligated with respect to such claims under Section 9.2). The provisions of this Section 9.1 shall survive the termination of this Agreement.

           9.2   LIMITATION OF LIABILITY OF NORAC; INDEMNIFICATION BY NORAC.

                 9.2.1 LIMITATION OF LIABILITY OF NORAC.  UNIMED acknowledges and agrees that notwithstanding any other provisions of this Agreement, NORAC's liability hereunder and to third parties shall be limited to claims, damages, losses, liabilities, costs or deficiencies (including, but not limited to reasonable attorneys' fees), arising from or related to the manufacture of the product or storage thereof prior to delivery solely to the extent that the injuries or damages giving rise to such claims occur and are actually known by NORAC during the period of manufacture of the product and storage thereof prior to delivery and shall exclude any and all products liability claims; provided, however, that this
            Section 9.2.1 shall not be construed to negate or supersede UNIMED's remedies set forth in

            Sections 2 and 7.3 hereof under certain circumstances specifically set forth therein. Nothing in this Section is intended to affect any other limitations on the liability of NORAC under any other provision of this Agreement or otherwise. The limitation on NORAC's liability hereunder is a material consideration for NORAC entering into this Agreement, it being the understanding of the parties that UNIMED is providing NORAC with the specifications for the manufacture of the product and the approval of the product by UNIMED pursuant to Section 1.5 shall constitute UNIMED's agreement and approval that the product conforms to such specifications and the full and complete release of NORAC and its directors, officers, employees, agents and shareholders with respect to any and all claims, damages, losses, costs or deficiencies, known and unknown, arising from or relating to the manufacture or storage of the product.

                 9.2.2 INDEMNIFICATION BY NORAC.  NORAC agrees to indemnify and defend UNIMED and hold it harmless from and against any and all claims, damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to any suit, action, proceeding, inquiry or investigation or the defense of any claim or for enforcing this indemnification provision) and to pay UNIMED on demand the full amount of any expenses, claims, liabilities or other sums which UNIMED pays or becomes obligated to pay on account of, arising from or related to the manufacture of the product or storage thereof prior to delivery solely to the extent that the injuries or damages giving rise to such claims occur and are actually known by NORAC during the period of manufacture of the product or storage thereof prior to delivery (except to the extent that such claims arise from UNIMED's gross negligence or willful misconduct). In no event shall NORAC's indemnification obligations hereunder apply to any products liability claims.

                 9.2.3 SURVIVAL. The provisions of this Section 9.2 shall survive the termination of this Agreement.

     10. MISCELLANEOUS.

           10.1 WAIVER, AMENDMENTS AND MODIFICATIONS. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof only by a writing executed by the waiving party. This Agreement may be amended or modified at any time, in whole or in part, only by a writing executed by the respective parties. The provisions of this Section 10 shall survive the termination of this Agreement.

           10.2 NOTICES. All notices, requests and other communications required or permitted hereunder shall be in writing, addressed to the respective parties as follows:

                NORAC

                The NORAC Company, Inc.
                405 South Motor Avenue
                Azusa, California 91702
                Attention:  President

                UNIMED

                Unimed Pharmaceuticals, Inc.
                2150 E. Lake Cook Road, Suite 210
                Buffalo Grove, Illinois 60089
                Attention:  Stephen M. Simes, President

      Any notice or other communication sent by registered or certified mail, return receipt requested, shall be effective on the date of receipt or refusal of delivery by the addressee, as specified on the return receipt therefor. Notice given in any other manner shall be effective upon actual receipt by the addressee. Any party may change its address for purposes of this Section by giving notice to the other party as provided in this Section.

          10.3  ASSIGNMENT.

                10.3.1 This Agreement shall not be assignable by either party without the prior written consent of the other. Notwithstanding the foregoing, NORAC may, upon UNIMED's prior written consent which shall not be unreasonably withheld, assign this Agreement and delegate its performance hereunder to a wholly-owned subsidiary of NORAC, and thereupon NORAC shall have no further obligations under this Agreement, except in the event of the breach by such subsidiary of any of its obligations under Section 1.4 to deliver to UNIMED any batch of product and the failure by such subsidiary to return to UNIMED any and all installments of the purchase price for such batch previously paid by UNIMED pursuant to Section 1.4, NORAC shall be obligated to return any such installments to UNIMED and NORAC shall have no further obligations under this Agreement.

                10.3.2 Notwithstanding the foregoing Section 10.3.1, either party may assign its rights and obligations hereunder to a successor by merger or to a purchaser of all or substantially all of its business to which this Agreement relates (provided, however, that this section shall not affect the provisions set forth in Section
          10.4 or the subsections thereof or the protections to UNIMED described therein).

          10.4 UNIMED'S RIGHT OF FIRST REFUSAL. NORAC and its shareholders, as an inducement to UNIMED to enter into this Agreement, agree as follows:

                  10.4.1 The shareholders of NORAC agree that during the term of this Agreement they shall not sell or otherwise transfer a controlling interest in NORAC (as "control" is defined in Section 10.4.5) to a direct competitor of UNIMED (as such term is defined in Section 10.4.5), other than in accordance with this Section 10.4.

                  10.4.2 NORAC agrees that during the term of this Agreement it shall not sell or otherwise transfer that portion of its manufacturing facility in Azusa, California at which the product is manufactured (such portion of the manufacturing facility being herein referred to as the "Plant") other than in accordance with the provisions of this Section 10.4. Notwithstanding the foregoing:

                       (i) A sale or other transfer of the Plant to any person or entity which controls, is controlled by or is under common control with NORAC (as "control" is defined in Section 10.4.5) (such person or entity being herein referred to as a "Control Person") shall not be subject to the provisions of this Section 10.4; provided, however, any further sale or other transfer of the Plant (except to another Control Person) shall continue to be subject to the provisions of this Section 10.4.

                       (ii) The foregoing provisions of this Section 10.4.2
                  shall not apply to any sale or other transfer of all or substantially all of NORAC's manufacturing facility in Azusa, California, of which the Plant is a portion; provided, however, that it shall be a condition of such sale or other transfer that any purchaser or other transferee shall assume the obligations of NORAC under this Agreement.

                  10.4.3 If NORAC or its shareholders, as the case may be ("Offeror"), desire to sell or otherwise transfer a Subject Interest (as defined in Section 10.4.5), as provided in Sections
            10.4.1 or 10.4.2, the Offeror shall first offer in writing to sell the Subject Interest to UNIMED at the same price and on the same terms as offered by a bona fide purchaser offering to purchase the Subject Interest (the "Offer"). Such notice to UNIMED shall be accompanied by a copy of the Offer. UNIMED shall have ten (10) days following the date of such notice to elect to exercise its right of first refusal by so notifying the Offeror in writing and by payment for such Subject Interest at the price and on the terms specified in the Offer within thirty (30) days after the expiration of such ten (10) day period.

                  10.4.4 If UNIMED shall fail to so notify the Offeror within the said ten (10) day period, it shall be deemed to have rejected said offer. In that event, the Offeror may sell or transfer the Subject Interest to said bona fide purchaser provided that the Subject Interest is sold at a price at least equal to the price stated in the Offer and in accordance with the other terms stated therein, and the provisions of this Section 10.4 shall not thereafter apply to any subsequent sales or other transfers of any Subject Interest. If, however, no such sale or transfer is consummated within one hundred twenty (120) days from the date of the original Offer, the foregoing requirement that the Offeror first offer to sell the Subject Interest to UNIMED shall again apply.

                 10.4.5 As used in this Section 10.4, the following terms shall have the meanings specified in this Section 10.4.5:

                       "Control" shall mean having the power to direct or cause
                  direction of the management and policies of NORAC.

                       A "direct competitor of UNIMED" shall mean an entity
                  that sells a pharmaceutical product which directly competes with Marinol.

                       "Subject Interest" shall mean either a controlling
                  interest in NORAC (provided that it is sold or otherwise transferred to a direct competitor of UNIMED) or the Plant.

            10.5 FORCE MAJEURE.

                 10.5.1 No party shall be liable for any failure to perform its obligations hereunder where such failure results from causes beyond the reasonable control of such party, including, without limitation, strikes, lockouts, labor disputes, embargoes, acts of God, inability to obtain labor or materials, governmental restrictions, governmental regulations, governmental orders, judicial orders, enemy or hostile governmental action, civil commotion, earthquake, fire or other casualty, provided that the party claiming the force majeure has given prompt notice thereof to the other party. Performance by the party claiming the force majeure shall be suspended for the duration of the force majeure, subject to Section 10.5.2 below.

                 10.5.2 Notwithstanding the foregoing, in the event the claimed force majeure prevents NORAC from commencing manufacture of the product within six (6) months from the occurrence of the event of force majeure, either party may terminate this Agreement and cancel all orders for product hereunder not yet delivered immediately upon written notice to the other. Upon notice of such termination and cancellation, NORAC shall immediately refund to UNIMED any and all amounts paid by UNIMED hereunder for product not yet delivered. NORAC will, if requested, assist UNIMED in finding alternative sources of supply for the product.

           10.6 PARTIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

           10.7 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or interpretation thereof, shall be resolved by binding arbitration in Los Angeles County, California. The arbitrator, who shall be a retired judge of the Superior Court, shall be selected jointly by the parties, or if the parties fail to do so, shall be appointed by Judicial Arbitration and Mediation Services, Inc. The arbitration shall be conducted in accordance with the provisions of Part 3, Title 9 (Section 1280 et seq.) of the California Code of Civil Procedure. The provisions of Section 1283.05 of the California Code of Civil Procedure, which provides for certain discovery procedures, is by this reference made a part hereof. A judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Neither the provisions of this Section nor the exercise of any rights hereunder shall limit the right of any party to institute and maintain litigation in order to obtain, at any time, provisional or ancillary remedies including, without limitation, attachment and injunctive relief; the institution and maintenance of such litigation shall not constitute a waiver of the right of any party to submit any controversy or claim to arbitration as herein provided. In any action or arbitration proceeding brought under or arising out of or relating to this Agreement, or the breach or interpretation thereof, each party hereby consents to the jurisdiction of any competent court within the State of California and to service of process by any means authorized by California law.

           10.8 ATTORNEYS' FEES. If any proceeding (including any arbitration proceeding) is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with the provisions hereof, the successful or prevailing party in such proceeding shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such proceeding.

           10.9 LATE PAYMENT. If any amount is not paid when due under this Agreement, interest shall thereafter accrue on such amount at a rate of three percentage points (3%) in excess of the "prime rate" as reported in The Wall Street Journal (or if more than one prime rate is reported, the highest thereof) until such payment is received by the party to whom such payment is owed (the "payee"), and, in addition, in the event that the person obligated to make such payment (the "payor") fails to make payment to the payee within twenty-one (21) days following the delivery to the payee of written notice of non-payment, the payee shall be entitled to receive a late charge in an amount equal to ten percent (10%) of the overdue amount. The parties recognize that a default in making payments as provided herein will require the payee to incur additional costs and expenses and that the damages caused thereby would be extremely difficult and impractical to ascertain. The parties agree that an amount equal to the late charge plus the accrual of interest at the prime rate plus 3% is a reasonable estimate as of the date hereof of the damage to the payee in the event of late payment.

           10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute only one instrument.

           10.11 INTERPRETATION. The section headings of this Agreement are for the convenience of reference only and shall not be deemed to alter or affect the meaning of any provision hereof. This Agreement has been reviewed by both parties and their respective counsel, and as a result, shall be given a fair and reasonable interpretation without consideration or weight being given to its having been drafted by any one party or its counsel.

           10.12 ENTIRE AGREEMENT. This Agreement hereto constitutes the final, complete and exclusive agreement between the parties and supersedes any and all prior negotiations, discussions, understandings and agreements between the parties relating to the subject matter hereof (including, but not limited to the Prior Contract).

           10.13 TIME OF ESSENCE. Time is of the essence in the observation and performance of the provisions of this Agreement.

           10.14 SEVERABILITY. In case one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.

           10.15 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of laws.

           10.16 CONFIDENTIALITY. The parties agrees that all information obtained by them pursuant to Sections 3.2 or 3.6 or otherwise shall remain strictly confidential and shall not be used or disclosed by either party for any purpose other than to determine compliance with this Agreement or for such other purpose as may be required by law. In the event that disclosure is required by law, the recipient will be advised of the confidential nature of such information and a confidentiality agreement or protective order maintaining the confidentiality of such information will be obtained to the maximum extent possible.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

UNIMED PHARMACEUTICALS, INC.                THE NORAC COMPANY, INC.

By:                                         By:
   ------------------------------              --------------------------------
   Stephen M. Simes,                           Title:
   President & CEO                                   --------------------------

By:                                         By:
   ------------------------------              --------------------------------
   Title:                                      Title:
         ------------------------                    --------------------------

     The undersigned, shareholders of NORAC holding a controlling interest (as defined above) therein, hereby join in the foregoing agreement solely for purposes of Section 10.4 thereof.




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